Exhibit 99.1

Zoom Technologies Reports Improved Results for Q2 2009

Boston, MA, August 5, 2009 –Zoom Technologies, Inc. (NASDAQ: ZOOM), a leading producer of modems and other communication products, today reported a net loss of $0.3 million or $0.14 per share for its second quarter ending June 30, 2009, a significant improvement over its net loss of $0.8 million or $0.45 per share for Q2 2008.  Zoom reported net sales of $3.1 million for Q2 2009, down 24.5% from $4.1 million for the second quarter of 2008 due to a $1.0 million decrease in sales outside the USA.

Gross profit was $1.0 million or 32.1% of net sales in Q2 2009, an improvement over gross profit of $0.9 million or 22.6% in Q2 2008, primarily due to fixed manufacturing cost reductions and a sales mix that favored higher-margin products.

Operating expenses were $1.2 million or 40.7% of net sales in Q2 2009, down from $1.8 million or 45.5% of net sales in Q2 2008.  This improvement was primarily due to lower personnel costs and lower variable selling expenses in Q2 2009.

Zoom’s cash balance on June 30, 2009 was $0.7 million, down from $1.2 million on December 31, 2008. This cash reduction of $0.5 million was primarily due to a loss of $1.2 million and a receivables increase of $0.5 million in the first half of 2009, partially offset by a $1.1 million decrease in inventory. Zoom’s current ratio was 2.9 on June 30, 2009.  Zoom has no long-term debt.

“Overall we are encouraged by the improvement in our results, though we continue to face challenges,” said Frank Manning, Zoom’s President and CEO.  “North American sales were flat from Q2 2008 to Q2 2009, with OEM sales up and with a boost from dial-up sales at retail.  The percentage of personal computers shipped with dial-up modems is dropping, and this means that people who need a dial-up modem are more likely to buy one from a Zoom modem retailer.  One challenge is that the pound declined over 20% in dollar terms from Q2 2008 to Q2 2009, and this has contributed to a corresponding sales reduction of $0.8 million in the UK.  We are excited about Zoom’s expected entry into mobile broadband this quarter, and we hope that this will boost sales and get us closer to profitability.  We are also seeing increased quoting activity for our current products, and this is a good sign.  If Telesphere’s proposed acquisition of Unity Business Networks is successful, as we expect, Zoom should receive significant cash in August or September from its investment in Unity.  Zoom continues to move forward with its previously announced acquisition of a China-based vertically integrated manufacturer of mobile phones and other mobile communications products, and we are excited about the value this transaction brings to Zoom shareholders.”

Zoom has scheduled a conference call for Thursday, August 6 at 10:00 a.m. Eastern Time. You may access the conference call by dialing (866) 393-7958 for calls made within the United States and (706) 643-5255 for calls made from outside the United States.  The conference ID is 23649565.  The call will also be simulcast to stock analysts and other interested parties on Zoom’s website, www.zoom.com/Q2, and to other financial and investor-oriented websites.  Shortly after the conference call, a recording of the call will be available on Zoom’s website.  For additional information, please contact Investor Relations, Zoom Technologies, 207 South Street, Boston, MA 02111, telephone (617) 753-0897, email investor@zoom.com, or visit Zoom’s website at www.zoom.com.

About Zoom Technologies

Zoom Technologies, Inc. designs, produces, markets, and supports communication products under the Zoom, Hayes®, and Global Village® brands. Zoom is headquartered in Boston, and its European sales and support center is in the UK. Zoom markets its products in over forty countries, and provides multi-lingual support from its offices in Boston and the UK. For more information about Zoom and its products, please see www.zoom.com.

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Forward Looking Statements

This release contains forward-looking information relating to Zoom’s plans, expectations, and intentions, including statements relating to Zoom’s new products, investments, and potential M&A transactions.  Actual results may be materially different from expectations as a result of known and unknown risks, including: the potential need for additional funding which Zoom may be unable to obtain; declining demand for certain of Zoom’s products; uncertainty regarding Zoom’s ability to maintain listing on the Nasdaq Capital Market and the potential impact of that on its stock price and potential M&A transactions; fluctuations in the foreign currency exchange rate in relation to the U.S. dollar; delays, unanticipated costs, interruptions or other uncertainties associated with Zoom’s production and shipping capabilities in Mexico; Zoom’s reliance on an outsourcing partner to conduct production operations in Mexico; Zoom’s dependence on key employees; the uncertainty of future demand from any specific customer or for all of Zoom’s customers as a group; Zoom’s reliance on a relatively limited number of customers for sale of its products; Zoom’s reliance on international sales; the uncertainty of the regulatory environment for Zoom’s products; uncertainty of new product development and introduction, including budget overruns, project delays, and the risk that newly introduced products may contain undetected errors or defects or otherwise not perform as anticipated; Zoom’s dependence on one or a limited number of suppliers for certain key components; rapid technological change; competition; factors affecting Zoom’s liquidity; the possibility that Zoom’s sale of its interest in Unity may not be completed; the possibility that Zoom’s acquisition of a China-based vertically integrated mobile phone manufacturer will not occur; and other risks set forth in Zoom’s filings with the Securities and Exchange Commission. Zoom cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Zoom expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Zoom’s expectations or any change in events, conditions or circumstance on which any such statement is based.

ZOOM TECHNOLOGIES, INC.

Consolidated Balance Sheets

In thousands

(Unaudited)

	6/30/09	12/31/08
ASSETS

Current assets:
Cash	$711	$1,205
Accounts receivable, net	1,614	1,163
Inventories	1,840	2,903
Prepaid expenses and other	336	235

Total current assets	4,501	5,506

Property and equipment, net	77	102
Investment	960	960

Total assets	$5,538	$6,568

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,151	$1,211
Accrued expenses	408	400

Total current liabilities	1,559	1,611

Total liabilities	1,559	1,611

Stockholders’ equity:
Common stock and additional paid-in capital	32,096	31,879
Treasury stock	(7)	(7)
Accumulated other comprehensive income (loss)	369	345
Retained earnings (accumulated deficit)	(28,479)	(27,260)

Total stockholders’ equity	3,979	4,957

Total liabilities & stockholders’ equity	$5,538	$6,568

ZOOM TECHNOLOGIES, INC.

Consolidated Statements of Operations

In thousands, except for per share data

(Unaudited)

	Three Months Ended		Six Months Ended
	6/30/09	6/30/08	6/30/09	6/30/08
Net sales	$3,066	$4,061	$5,414	$7,642
Cost of goods sold	2,082	3,143	3,974	6,000

Gross profit	984	918	1,440	1,642

Operating expenses:
Selling	451	822	938	1,562
General and administrative	508	589	1,107	1,137
Research and development	290	436	652	903
Total Operating Expenses	1,249	1,847	2,697	3,602

Operating profit (loss) before building sale	(265)	(929)	(1,257)	(1,960)

Gain on sale of real estate	—	96	—	192

Operating profit (loss)	(265)	(833)	(1,257)	(1,768)

Other income (expense), net	(9)	—	38	13

Income (loss) before income taxes	(274)	(833)	(1,219)	(1,755)

Income tax expense (benefit)	—	—	—	—

Net income (loss)	$(274)	$(833)	$(1,219)	$(1,755)

Basic and diluted earnings (loss) per share:

Earnings (loss) per share	$(0.14)	$(0.45)	$(0.63)	$(0.94)

Weighted average number of shares outstanding:
Basis and Diluted	1,959	1,869	1,945	1,869